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                                EXHIBIT 99.(a)-14

                              Form of Press Release


                              FOR IMMEDIATE RELEASE




SUBJECT:       Company receives tenders for 2,038,242 shares.


CONTACT:       D.F. King & Co., Inc. (800) 347-4750



        SAN DIEGO, CALIFORNIA, OCTOBER 30, 1998 -- Nitches, Inc. (NASDAQ --
        NICH) announced today that it has received tenders of a total of 2,038,242 shares of its common stock in connection with its previously announced tender offer to purchase 1,000,000 shares of its common stock at a price of $4.00 per share. The tender offer expired on October 21, 1998.

        The shares tendered will be purchased by the Company from all tendering shareholders on a pro rata basis of 50% utilizing a portion of the additional 2% of total outstanding shares that the Company may purchase as stated in the tender offer document. It is anticipated that payment for shares purchased and the reissue of the balance shares to all tendering shareholders will be completed by November 6, 1998.



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